UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2010

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On April 15, 2010, Bioanalytical Systems, Inc. (the "Company") and Michael R. Cox, the Company's Vice President, Finance and Administration, entered into an Amendment to Employment Agreement ("Amendment").  Under the terms of the Amendment, the parties agreed to revise the definition of a "Change of Control" to exclude the filing of a Form 13-D with the Securities and Exchange Commission as a triggering event.  The Amendment further stipulates that Mr. Cox and the Company agree that no event constituting a Change of Control from the filing of Form 13-D prior to the date of the Amendment has occurred or will be asserted.   Additionally, the term of Mr. Cox's employment was extended until December 30, 2011.

The Company also granted Mr. Cox an option to purchase 20,000 Company common shares with an exercise price of $1.27 per share (the closing price of the Company's common shares on April 14, 2010) in accordance with the Bioanalytical Systems, Inc. 2008 Stock Option Plan and pursuant to an Option Agreement dated April 15, 2010.  The option will vest in three equal annual installments on April 15, 2011, 2012 and 2013.

Concurrently, the Company also amended employment agreements with four additional employees to reflect the same Change of Control provisions detailed above.  As a result, the Company has no employment agreements with active employees that define the filing of a Form 13-D as an event triggering a change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Date: April 19, 2010	By:	/s/ Michael R. Cox
Michael R. Cox Vice President, Finance and Administration